                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of this 13th day of December 2004, by and between THE BON-TON STORES, INC., a Pennsylvania corporation (the "Company"), and DAVID ZANT ("Employee").

                              W I T N E S S E T H:

      In consideration of the mutual promises and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

      1. Position and Responsibilities

            (a) The Company hereby employs Employee and Employee hereby accepts employment by the Company as the Company's Vice Chairman and Chief Merchandising Officer. Employee shall have all the duties and responsibilities normally attendant to the position of Chief Merchandising Officer of a retail department store business and shall report directly to the Chief Executive Officer of the Company or the person performing the duties of the Chief Executive Officer.

            (b) Throughout the term of this Agreement, Employee shall devote his entire working time, energy, attention, skill and best efforts to the affairs of the Company and to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. Employee may not, directly or indirectly, do any work for or on behalf of a competitor or any other company while employed by the Company. However, nothing herein contained shall be deemed to prevent or limit the right of Employee to invest any of his personal funds in less than one percent of the capital stock or other securities of

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any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall this clause be construed as preventing Employee from investing his assets in such other form or manner as will not require any services on the part of the Employee in the operation or the affairs of entities in which such investments are made. Approval of board memberships and participation in lectures and teaching activities will be at the discretion of the Chief Executive Officer, however, such approval will not be unreasonably withheld, provided that such activities do not significantly interfere with Employee's duties under this Agreement.

            (c) Employee shall not obtain goods or services or otherwise deal on behalf of the Company with any business or entity in which Employee or a member of his family has a financial interest or from which Employee or a member of his immediate family may derive a financial benefit as a result of such transaction, except that this prohibition shall not apply to any public company in which Employee or a member of his immediate family owns less than one percent of the outstanding stock.

      2. Term of Agreement Employee's employment hereunder, shall commence as of January 1, 2005 (the "Effective Date"), and shall continue through and terminate on January 31, 2008, unless sooner terminated in accordance with Paragraph 10 below.

      3. Place of Performance Employee shall be based at the regular executive offices of the Company in York, PA., except for travel required for Company business. Employee's cost of relocation to York, PA. shall be fully reimbursed in accordance with the Company's relocation policy. In the event of a relocation of the Company's executive offices in the future requiring Employee to relocate his residence, Employee shall relocate subject to reimbursement for

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relocation expenses on the same basis and to the same extent as other similarly situated Company executives.

      4. Compensation

            (a) Salary Employee shall receive a base salary at the annual rate of $500,000. This base salary, less taxes and normal deductions, shall be paid to Employee in substantially equal installments in accordance with the Company's regular executive payroll practices in effect from time to time. The annual base salary may be reviewed from time to time during the term of this Agreement by the Chief Executive Officer (subject to review by the Compensation Committee of the Board of Directors) to ascertain whether, in the Company's sole discretion, such base salary should be increased, and once increased, such base salary shall not be decreased. The first such salary review occur in 2006.

            (b) Signing Bonus Employee will receive a bonus of $225,000 in the first payroll period following the Effective Date to compensate him for his lost bonus opportunity at his prior employer.

            (c) Annual Bonus Employee will participate in the Company's bonus plan for senior executives in accordance with its terms and conditions. Employee shall be eligible to earn an annual target bonus of 50% of his base salary and a maximum bonus of 100% of his base salary in accordance with objectives to be determined by the Company. To the extent reasonably practicable, the annual bonus shall be computed within 90 days following the close of the Company's fiscal year and paid within 30 days of its computation. Employee's first year of participation in the bonus plan shall be in the fiscal year ending January 31, 2006. For the first

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year of participation only, Employee shall be guaranteed a minimum bonus payment of $125,000 provided he is employed by the Company on the date that bonus payments are made in 2006.

            (d) Stock Options On the Effective Date, Employee shall receive a one time grant of options to purchase 60,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of the stock on the date of grant ("Options"). The Options will be granted pursuant to the terms of the Company's 2000 Stock Incentive Plan or a similar plan ("the Plan"). The Options shall vest in three annual equal installments on January 31, 2006, January 31, 2007 and January 31, 2008.

            (e) Restricted Shares On the Effective Date, Employee will be granted 40,000 restricted shares of the Company's Common Stock pursuant to the terms of the Plan. Employee's ownership of 15,000 of these shares will vest on August 31, 2005, provided he is still employed on that date. Employee's ownership of 10,000 of these shares will vest on August 31, 2007, provided he is still employed on that date. Employee's ownership of 15,000 of these shares will vest on August 31, 2008, provided he is still employed on that date.

      5. Allowances The Company shall provide Employee with $9,500 per year, payable monthly, as an automobile allowance. The Company shall also provide Employee with an annual perquisite allowance of up to $5,000 per year to reimburse Employee for expenses associated with membership in a private country club of his choice.

      6. Medical Insurance Employee and his eligible dependents shall be eligible to participate in the Company's group medical plans in accordance with the terms of such plans and, subject to the restrictions and limitations contained in the insurance agreement or

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agreements. The Company shall pay Employee up to $2,300 per year for medical expenses which are not covered by the Company's medical plan.

      7. Other Benefits Employee shall be eligible to participate in the Company's profit sharing plan, deferred compensation plan, discount program, vacation plan, long-term disability plan and employee benefit programs generally made available to other executives of the Company, subject to their respective generally applicable eligibility requirements, terms, conditions and restrictions; provided however, that payments under this Agreement shall be in lieu of any severance benefits otherwise provided by the Company. However, nothing in this Agreement shall preclude the Company from amending or terminating any such insurance, benefit, program or plan so long as the amendment or termination is applicable to the Company's executives generally. Moreover, the Company's obligations under this provision shall not apply to any insurance, benefit, program or plan made available on an individual basis to one or more select executive employees by contract if such insurance, benefit, program or plan is not made available to all executive employees. With respect to Employee's participation in the Company's vacation plan, Employee shall be eligible for four weeks vacation per calendar year, which vacation entitlement shall be pro-rated in any calendar year in which the Employee does not work the entire calendar year. Employee shall also be entitled to the one-time transitional benefits provided for in his offer letter, and payment of his reasonable legal fees incurred in connection with this Agreement up to a maximum of $3,000. In addition, Employee shall be entitled to participate in the Bon-Ton Stores, Inc. Supplemental Executive Retirement Plan (the "SERP") pursuant to all terms and conditions set forth therein, and as further provided in Exhibit A hereto, providing specific terms and conditions regarding Employee's participation in the SERP.

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      8. Business Expenses The Company shall pay or reimburse Employee for reasonable entertainment and other expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement upon receipt of vouchers therefor and in accordance with the Company's regular reimbursement procedures and practices in effect from time to time.

      9. Termination of Employment Notwithstanding any other provision of this Agreement, Employee's employment and all of the Company's obligations or liabilities under this Agreement may be terminated immediately, excluding any obligations the Company may have under Paragraph 10 below in any of the following circumstances:

            (a) Disability or Incapacity In the event of Employee's physical or mental inability to perform his essential duties hereunder, with or without reasonable accommodation, for a period of 13 consecutive weeks or for a cumulative period of 26 weeks during the term of this Agreement.

            (b) Death of Employee In the event of Employee's death.

            (c) Resignation for Good Reason Employee may resign for "Good Reason," defined below, upon 30 days' written notice by Employee to the Company except as set forth in paragraph 10(d) below. The Company may waive Employee's obligation to work during this 30 day notice period and terminate his employment immediately, but if the Company takes this action in the absence of agreement by Employee, Employee shall receive the salary which otherwise would be due through the end of the notice period. For purposes of this Agreement, "Good Reason" shall mean any of the following violations of this Agreement by the Company: causing Employee to cease to be Vice Chairman and Chief Merchandising Officer with

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commensurate duties and responsibilities without Employee's consent; any reduction in the Employee's base salary; any reduction in the Employee's potential bonus eligibility amount; and any substantial breach of any material provision of this Agreement. Notwithstanding the foregoing, the acts or omissions described above shall not constitute "Good Reason" unless the Employee provides the Company with written notice detailing the matters he asserts to be "Good Reason" which the Company does not cure within thirty (30) days of receiving the notice.

            (d) Change in Control In the event of a Change of Control, the Employee shall be prohibited from resigning for Good Reason for a period of three months following the Change of Control. For purposes of this Agreement, a Change of Control shall be deemed to occur if:

                  (i) any "person," as such term is defined under Sections 3(a)(9) and 13(d) of the Exchange Act, who is not an Affiliate of Company on the date hereof, becomes a "beneficial owner," as such term is used in Rule 13d-3 under the Exchange Act, of a majority of the Company's Voting Stock;

                  (ii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iii) the Company is party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, unless the business of Company is continued following any such transaction by a resulting entity (which may be, but need not be, Company) and the shareholders of Company immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, a majority of the voting power of the resulting entity; or

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                  (iv) if any shareholder owns stock possessing a greater voting power than held by M. Thomas Grumbacher and his family, or if M. Thomas Grumbacher and his family control less than 20% of the Voting Stock.

            (e) Discharge for Cause Company may discharge Employee at any time for "Cause," which shall be limited to: willful and proven violation of reasonable directives from either the Board or CEO or of standards of conduct established by law; fraud, willful misconduct, misappropriation of funds or other dishonesty; conviction of a crime of moral turpitude; any misrepresentation made in this Agreement; or any material breach of any provision of this Agreement (including, without limitation, acceptance of employment with another company or performing work or providing advice to another company, as an employee, consultant or in any other similar capacity while still an Employee of the Company).

            (f) Discharge without Cause Notwithstanding any other provision of this Agreement, Employee's employment and any and all of the Company's obligations under this Agreement (excluding any obligations the Company may have under Paragraph 10 below) may be terminated by the Company at any time without Cause.

      10. Payments Upon Termination

            (a) Discharge Without Cause or Resignation for Good Reason. If Employee is discharged without Cause or resigns for Good Reason, other than following a Change in Control, Employee shall receive his base salary (paid in monthly installments) for twelve (12) months plus continuation of the Company contribution towards his Company group medical benefits (but not the allowances referred to in paragraph 5 of this Agreement) for up to twelve (12) months or until Employee becomes eligible for comparable benefits at a new employer. In

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addition, if Employee resigns for Good Reason after having completed at least three (3) months of employment in the Company's fiscal year, Employee shall be entitled to a pro-rata bonus for that year (based on the number of days employed in the fiscal year) based on the Company's full year performance. The bonus, if any, will be paid as soon as practicable after the end of the fiscal year in which the termination occurs. The Employee's right to any payments or benefits under this paragraph shall be contingent upon (i) execution by the Employee at or about the time of termination of his employment of a general release of claims (including without limitation contractual, common law and statutory claims) in a form satisfactory to the Company in favor of the Company and its officers, directors, executives and agents substantially; and (ii) compliance by the Employee with all of the terms of this Agreement including without limitation paragraphs 11 and 12 hereof.

            (b) Death or Disability/Incapacity

                  (i) On death, Employee's estate's sole entitlement will be to base salary for any days worked prior to his death, amounts payable on account of Employee's death under any insurance or benefit plans or policies maintained by the Company, and any vested benefits to which Employee is entitled under the Company's stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

                  (ii) On termination for disability or incapacity, Employee's sole entitlement will be to base salary for any days worked prior to the date of termination, amounts payable on account of disability or incapacity under any insurance or benefit plans or policies maintained and any vested benefits to which Employee is entitled under the Company's stock

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option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

            (c) Discharge for Cause If Employee is discharged for Cause or resigns without Good Reason, Employee's sole entitlement will be the receipt of base salary for any days worked through the date of termination and any vested benefits to which Employee is entitled under the Company's stock option and employee benefit plans in accordance with, to the extent provided in, and subject to the restrictions and payout schedules contained in those plans.

            (d) Change in Control

                  (i) Notwithstanding the foregoing, upon a Change in Control as defined in Paragraph 9(d) while Employee is employed pursuant to this Agreement Employee's Options and Restricted Shares shall immediately vest. In addition, if either (x) the Employee's employment ceases for any reason after the expiration of three months following the Change in Control; or (y) during the three months immediately following the Change in Control he is terminated other than for Cause, Employee shall receive a "Change of Control Payment" equal to the lesser of 2.99 time his base salary (at the salary level immediately preceding the Change in Control) or, if applicable, the "280G Permitted Payment" (as defined below).

                  (ii) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Employee, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended (the "Code"), would be at least three times the "base amount" determined under Code Section 280G, then the "280G Permitted Payment" shall be the maximum amount that may be paid as a Change of Control Payment under this Section 10(d) such that the aggregate present value of such "parachute payments" to the

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Employee is less than three times his "base amount." In addition, in the event the aggregate present value of the parachute payments to the Employee would be at least three times his base amount even after a reduction of the Change of Control Payment to $0 (all as determined for purposes of Code Section 280G), compensation otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of such parachute payments to the Employee, as determined under Code Section 280G(b) is less than three times his base amount. Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to the Employee.

      11. Company Property All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, customer sales analyses, invoices, price lists or information or any other materials or data of any kind furnished to Employee by the Company or developed by Employee on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with Employee's employment with the Company, are and shall remain the sole and confidential property of the Company.

      12. Non-Competition and Confidentiality To the maximum extent permissible by law:

            (a) During his employment with the Company and for a period of one year after the termination of his employment with the Company for any reason whatsoever, whether by Employee or by the Company and whether during the term of this Agreement or subsequent to the expiration of this Agreement, Employee shall not, directly or indirectly:

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                  (i) Induce or intentionally influence any customer, employee, consultant, independent contractor or supplier of the Company to change its business relationship with or terminate employment with the Company.

                  (ii) After the cessation of his employment, engage in (as a principal, partner, director, officer, agent, employee, consultant, owner, independent contractor or otherwise) or be financially interested in the retail department store business of Boscov's (or any successor or purchaser of Boscov's retail department store business) or any department store business which competes with stores of the Company which in the aggregate contribute to at least 50% of the volume of the Company as of the date of Employee's termination of employment.

            (b) During his employment with the Company and at all times thereafter, and except as required by law, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of, any person, firm, association or company other than the Company, any confidential information of the Company which Employee acquires in the course of his employment, which is not otherwise lawfully known by and readily available to the general public. This confidential information includes, but is not limited to: any material referred to in Paragraph 11 or any non-public information regarding the business, marketing, legal or accounting methods, policies, plans, procedures, strategies or techniques; research or development projects or results; trade secrets or other knowledge or processes of or developed by the Company; names and addresses of employees, suppliers or customers. Employee confirms that such information is confidential and constitutes the exclusive property of the Company, and agrees that, immediately upon his termination, whether by Employee or by the Company and whether during the term of this Agreement or

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

subsequent to the expiration of this Agreement, Employee shall deliver to Company all correspondence, documents, books, records, lists, computer programs and other writings relating to Company's business; and Employee shall retain no copies, regardless of where or by whom said writings were kept or prepared.

            (c) Both during his employment with the Company and following his termination for any reason, whether by Employee or by the Company and whether during the term of this Agreement or following the expiration of the Agreement, Employee shall, upon reasonable notice, furnish to the Company such information pertaining to his employment with the Company as may be in his possession. The Company shall reimburse Employee for all reasonable expenses incurred by him in fulfilling his obligation under this subparagraph (c).

            (d) The provisions of subparagraphs (a), (b) and (c) shall survive the cessation of Employee's employment for any reason, as well as the expiration of this Agreement at the end of its term or at any time prior thereto.

            (e) Employee acknowledges that the restrictions contained in this Paragraph 11, in view of the nature of the business in which the Company is engaged and the Employee's position with the Company, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation of those restrictions would result in irreparable injury to the Company. Employee therefore agrees that, in the event of his violation of any of those restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief against Employee, in addition to damages from Employee and an equitable accounting of all commissions, earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

            (f) Employee agrees that if any or any portion of the foregoing covenants, or the application thereof, is construed to be invalid or unenforceable, the remainder of such covenant or covenants or the application thereof shall not be affected and the remaining covenant or covenants will then be given full force and effect without regard to the invalid or unenforceable portions. If any covenant is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, Employee agrees that the Court making such determination shall have the power to reduce the area and/or the duration, and/or limit the scope thereof, and the covenant shall then be enforceable in its reduced form. If Employee violates any of the restrictions contained in subparagraph (a), the period of such violation (from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of the Company) shall not count toward or be included in the one year (or such longer period as may be prescribed by such section) restrictive period contained in subparagraph (a).

            (g) Employee represents and warrants that the knowledge, skill and abilities he possesses at the time of his execution of this Agreement are sufficient to permit him to earn a living by working for a non-competitor of the Company for the restrictive period set forth in subparagraph (a) above.

            (h) For purposes of Paragraphs 11 and 12 of this Agreement, the term "Company" shall include not only The Bon-Ton Stores, Inc., but also any of its successors,

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assigns, subsidiaries or affiliates. Employee consents to the Assignment of this
Agreement to any purchaser of the Company or its assets.

      13. Taxes Employee agrees that he is responsible for paying any and all federal, state and local income taxes assessed with respect to any money, benefits or other consideration received from the Company and that the Company is entitled to withhold any tax payments from amounts otherwise due Employee to the extent required by applicable statutes, rulings or regulations.

      14. Prior Agreements

            (a) Employee represents that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which could impact upon his employment under the Agreement or would prevent or make unlawful his execution of this Agreement or his employment hereunder.

            (b) Employee agrees that he will not use or disclose any confidential or proprietary information of any of his prior employers during the course of his employment under this Agreement.

      15. Entire Understanding This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof and supersedes all prior and contemporary agreements and understandings, inducements or conditions, express or implied, written or oral, between the Company and Employee except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

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      16. Modifications This Agreement may not be modified orally but only by written agreement signed by Employee and the Company's Chief Executive Officer or such other person as the Board may designate specifically for this purpose.

      17. Provisions Separable The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

      18. Consolidation, Merger or Sale of Assets Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder. Under such a consolidation, merger or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other entity and this Agreement shall continue in full force and effect.

      19. Notices All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered (personally, by courier service such as Federal Express, or by messenger) or when deposited in the United States mails, registered or certified mail, postage pre-paid, return receipt requested, addressed as set forth below:

            (a)   If to the Company:

                  The Bon-Ton Stores, Inc.
                  2801 East Market Street
                  York, PA 17402
                  Attention: Chief Executive Officer

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

                  with a copy to:

                  Henry F. Miller, Esquire
                  Wolf, Block, Schorr and Solis-Cohen LLP
                  1650 Arch Street
                  22nd Floor
                  Philadelphia, PA 19103-2097

            (b)   If to Employee:

                  David Zant
                  8934 Challis Hill Lane
                  Charlotte, NC 28226

                  with a copy to:

                  William J. Keating, Jr., Esquire
                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, OH 45202

      In addition, notice by mail shall be by air mail if posted outside of the continental United States. Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

      20. No Attachment Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

      21. Binding Agreement This Agreement shall be binding upon, and shall inure to the benefit of the Company and its successors, representatives, and assigns and shall be binding upon Employee, his heirs, executors and legal representatives.

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

      22. No Assignment by Employee Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign or delegate any of his rights or obligations hereunder, except that he may assign certain rights hereunder if agreed to in writing by the Chief Executive Officer.

      23. Indulgences Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

      24. Paragraph Headings The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

      25. Controlling Law This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding any conflict-of-laws doctrines of such state or any other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

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

      26. Chief Employee Officer In the absence of the Chief Executive Officer, the decisions of the Chief Executive Officer may be made by such other person as designated by the Board.

      27. Execution in Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have duly executed and delivered, in Pennsylvania, this Agreement as of the date first above written.

                                              THE BON-TON STORES, INC.

                                              By: /s/ Byron Bergren
                                                      Byron Bergren
                                                      Chief Executive Officer

                                                      EMPLOYEE

                                                  /s/ David Zant
                                                      David Zant

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EXHIBIT A - TERMS OF PARTICIPATION IN THE SERP

Amount of Supplemental Benefit Payable to Employee under SERP:

      Employee shall be entitled to a benefit under the SERP equal to $50,000 annually, payable at the time and in the manner provided for under the SERP.

Vesting:

      Employee shall become vested in his SERP benefit if he remains continuously employed with the Company through the date that he attains sixty
(60) years of age.

Significance of Terms Set Forth Herein:

      The terms of Employee's participation in the SERP, as set forth in this Exhibit A, are intended to establish the amount of the SERP annual benefit payment and the conditions for vesting. All terms and provisions of the SERP, as that may be amended from time to time, shall be applicable, which provisions may include, without limitation, provisions intended to ensure that the SERP complies with applicable provisions of Section 409A of the Code (relating to the inclusion in gross income of deferred compensation under nonqualified deferred compensation plans).

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